                                                                    EXHIBIT 23.4

PERSONAL AND CONFIDENTIAL

June 15, 2001

Board of Directors
Barrett Resources Corporation
1515 Arapahoe Street
Tower 3, Suite 1000
Denver, CO 80202

Re: Initially filed Registration Statement on Form S-4 of The Williams
    Companies, Inc. ("Williams") relating to Common Stock, par value $1.00 per share, of Williams being registered pursuant to the transaction described below.

Gentlemen:

Reference is made to our opinion letter dated May 7, 2001 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share, of Barrett Resources Corporation (the "Company") of the Offer Consideration and the Merger Consideration (as defined in such opinion letter) proposed to be paid by Williams in the Tender Offer and the Merger (as defined in such opinion letter), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of June 13, 2001, among Williams, Resources Acquisition Corp., a wholly-owned subsidiary of Williams, and the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary" and "The Merger" and in Annex A and to the inclusion of the foregoing opinion in Annex B to the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    GOLDMAN, SACHS & CO.
--------------------------------------
(GOLDMAN, SACHS & CO.)